CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of PIMCO Variable Insurance Trust of our reports dated February 20, 2020, relating to the financial statements and financial highlights, which appear in PIMCO All Asset All Authority Portfolio’s and PIMCO All Asset Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings “How will the Reorganization affect me?”, “Financial Highlights” and “Additional Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

March 3, 2020